Professor Yousif Shamoo
Vice Provost for Research
Professor, BioSciences

March 15, 2016

Mr. Stephen B. Squires
President & CEO
Quantum Materials Corp.
Star Park
3055 Hunter Road
San Marcos, Texas 78666

RE: Second Amendment to the License Agreement between Quantum Materials Corp. and William Marsh Rice University (OTT LA-12-004)

Dear Mr. Squires:

Per our recent conversations, this letter confirms our understanding and agreement to further amend the license agreement dated September 26, 2011, between Quantum Materials. Corp. and William Marsh License Agreement and amended August 21, 2013, (the "License Agreement") as follows:

(1) Section 1.7 of the License Agreement is replaced in its entirety with the following:

1.7 "Insolvent" means as to Licensee the circumstances in which either (a) the sum of the Licensee's debts, liabilities and other obligations (excluding convertible debt held by, and accrued salaries owed to, current employees of Licensee), is greater than all of Licensee's assets at a fair valuation, or (b) Licensee is generally not paying its debts, liabilities and other obligations as they become due and Licensee is not able to make reasonable assurances to Rice that Licensee will be able to pay its debts, liabilities and other obligations as they become due.

(2) Section 1.11 of the License Agreement is replaced in its entirety with the following:

1.11 "Rice Licensed Product(s)" means product(s) whose manufacture, use or sale is covered in whole or in part by any claim of the Rice Patents; product(s) which are made in whole or in part using a process covered in whole or in part by a claim of the Rice Patents; or product(s) made, at least in part, using Rice Intellectual Property. Rice licensed Product(s) shall also include any service rendered in whole or in part through the use of a product or process covered in whole or in part by any claim of any of the Rice Patents or enabled by Rice Intellectual Property.

E-Mail shamoo@rice.edu | Office 713-348-5493 | Fax 713-348-4105 | Rice University Office of Research MS603
P.O. Box 1892 | Houston, Texas 77251-1892 | www.research.rice.edu

(3) Section 2.4 of the License Agreement is replaced in its entirety with the following:

2.4 U.S. Manufacturing. Licensee agrees that any Rice Licensed Products made, used, or sold in the United States will be manufactured substantially in the United States. At the request of Licensee, Rice and Licensee agree to cooperate to obtain appropriate waiver(s) of this U.S. manufacturing requirement.

(4) Section 3.3(a) of the License Agreement is replaced in its entirety with the following:

3.3 (a) Licensee shall pay Rice a minimum royalty each year ("Annual Minimum Royalty"), payable on January 1 of each year. The Annual Minimum Royalty shall be credited against the Royalties due in the forthcoming 12 months. Licensee shall pay Rice Annual Minimum Royalties according to the following schedule:

Due Date	Annual Minimum Royalty
January 1, 2015	$29,450
January 1, 2017	$117,000
January 1, 2018	$292,500
January 1, 2019 and each January 1 of every year thereafter	$585,000

These Annual Minimums are creditable towards Royalties due in the forthcoming 12 months.

(5) Section 9.1 of the License Agreement is replaced in its entirety with the following:

9. 1 Licensee shall procure and maintain in full force and effect, throughout the Term of his Agreement, commercial general liability insurance for a minimum amount of $3,000,000 per occurrence and $3,000,000 in the aggregate. Prior to the commercial sale of a Rice Licensed Product, such minimums will be increased to $5,000,000 per occurrence and $5,000,000 in the aggregate. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for Licensee's indemnification obligations under this Agreement. Licensee shall maintain such commercial general liability insurance after the expiration or termination of this Agreement during any period in which Licensee continues to make, use, perform or sell a product that was a Rice Licensed Product under this Agreement, and thereafter for a period of five (5) years.

All other provisions of the License Agreement shall remain in full force and effect.

E-Mail shamoo@rice.edu | **Office** 713-348-5493 | **Fax** 713-348-4105 | Rice University Office of Research MS603
P.O. Box 1892 | Houston, Texas 77251-1892 | **www.research.rice.edu**

Please indicate your agreement to amend the License Agreement as set forth above, effective March 15, 2016, by signing where indicated below and returning a copy to my attention.

Sincerely,

Yousif Shamoo
VP for Research

Acknowledged and Agreed:

Stephen B. Squires
President & CEO
Quantum Materials, Corp.

E-Mail shamoo@rice.edu | **Office** 713-348-5493 | **Fax** 713-348-4105 | Rice University Office of Research MS603
P.O. Box 1892 | Houston, Texas 77251-1892 | **www.research.rice.edu**